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Exhibit 99.1

Recent Developments

        On February 5, 2004, our Board of Directors met to review certain capital structure considerations and financing opportunities. At the meeting, the Board authorized management to pursue this offering and to continue discussions regarding the replacement of our existing revolving credit facility which expires on April 10, 2004. In addition, our Board established a special committee of independent directors to consider certain potential transactions relating to our outstanding classes of capital stock, including certain transactions designed to simplify our capital structure through the conversion of our outstanding shares of Series A convertible preferred stock into common stock and/or our outstanding shares of convertible Class B stock into common stock. However, no assurances can be given that any such transactions will be consummated.

        On February 18, 2004, The Bank of Nova Scotia, Bank of America, N.A., General Electric Capital Corporation and Citicorp North America, Inc. each committed to provide us with $30.0 million of a new $120.0 million senior secured credit facility (the "New Facility") and to use their reasonable commercial efforts to syndicate an additional $55.0 million of the New Facility. We expect that the New Facility will replace our current unsecured credit facility that expires on April 10, 2004, under which the total commitment is currently $275.0 million. The New Facility is expected to mature in April 2009. American Multi-Cinema, Inc. and all our other significant domestic subsidiaries will guarantee the New Facility. The New Facility will be secured by substantially all of each obligor's tangible and intangible personal property, including the equity interests in each obligor's directly owned subsidiaries. The New Facility will also contain a negative pledge clause with respect to our real property. The commitment letter contains various conditions to closing, and, therefore, no assurance can be given that we will ultimately enter into the New Facility.

Summary Financial and Operating Data

        The following table sets forth certain of our historical financial and operating data. Our summary financial data for the three fiscal years ended April 3, 2003 and the unaudited interim thirty-nine week periods ended January 1, 2004 and December 26, 2002 have been derived from our consolidated financial statements for such periods. Operating results for the interim thirty-nine week period ended January 1, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending April 1, 2004. Our summary financial data for the fifty-three weeks ended January 1, 2004 is derived by adding results for the unaudited interim thirty-nine week period ended January 1, 2004 to the results for the fiscal year ended April 3, 2003 and deducting the results for the unaudited interim thirty-nine week period ended December 26, 2002. The summary financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited financial statements, including the notes thereto, the unaudited, interim financial statements, including the notes thereto, and our other historical financial information included elsewhere in this offering memorandum.

	Thirty-nine Weeks Ended		Fifty-three Weeks Ended	Year Ended(1)
	January 1, 2004	December 26, 2002	January 1, 2004	April 3, 2003(4)(5)	March 28, 2002	March 29, 2001
	(In thousands, except operating data)
Statement of Operations Data:
Total revenues	$1,380,098	$1,340,642	$1,824,531	$1,785,075	$1,337,887	$1,215,130
Film exhibition costs	510,675	500,811	670,846	660,982	485,799	432,075
Concession costs	39,948	41,828	53,032	54,912	42,201	43,595
Theatre operating expense	316,488	326,040	429,053	438,605	329,298	304,192
Rent	234,904	221,730	313,107	299,933	234,359	228,929
NCN and other	35,511	38,369	49,586	52,444	45,264	42,610
General and administrative expense:
Stock based compensation	1,702	1,516	2,197	2,011	442	—
Other	39,914	51,981	54,026	66,093	37,338	32,441
Preopening expense	3,165	2,878	3,514	3,227	4,363	3,303
Theatre and other closure expense	3,812	5,296	3,932	5,416	2,124	24,169
Depreciation and amortization	89,619	93,239	123,374	126,994	99,022	105,184
Impairment of long-lived assets	—	—	19,563	19,563	—	68,776
Disposition of assets and other gains	(2,481)	(1,032)	(2,834)	(1,385)	(1,821)	(664)

Total costs and expenses	1,273,257	1,282,656	1,719,396	1,728,795	1,278,389	1,284,610
Other expense (income)	—	—	—		3,754	(9,996)
Interest expense	56,204	56,908	77,096	77,800	60,760	77,000
Investment income	1,723	2,523	2,702	3,502	2,073	1,728

Earnings (loss) from continuing operations before income taxes	52,360	3,601	30,741	(18,018)	(2,943)	(134,756)
Income tax provision	21,900	5,200	17,900	1,200	2,100	(45,700)

Earnings (loss) from continuing operations	30,460	(1,599)	12,841	(19,218)	(5,043)	(89,056)
Loss from discontinued operations net of income tax benefit(2)	(1,331)	(726)	(1,689)	(1,084)	(6,425)	(1,070)
Cumulative effect of accounting changes(3)	—	—	—	—	—	(15,760)

Net earnings (loss)	$29,129	$(2,325)	11,152	$(20,302)	$(11,468)	$(105,886)

Preferred dividends	28,527	20,897	34,795	27,165	29,421	—

Net earnings (loss) for shares of common stock	$602	$(23,222)	$(23,643)	$(47,467)	$(40,889)	$(105,886)

	Thirty-nine Weeks Ended		Fifty-three Weeks Ended	Year Ended(1)
	January 1, 2004	December 26, 2002	January 1, 2004	April 3, 2003(4)(5)	March 28, 2002	March 29, 2001
	(In thousands, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$310,772	$241,164		$244,412	$219,432	$34,075
Total assets	1,591,554	1,546,512		1,491,698	1,279,170	1,047,264
Corporate borrowings	668,932	668,570		668,661	596,540	694,172
Capital and financing lease obligations	62,520	79,993		59,101	57,056	56,684
Stockholders' equity (deficit)	333,218	308,477		291,904	258,356	(59,045)
Cash Flow Data:
Net cash provided by operating activities	$185,489	$113,873	$200,363	$128,747	$101,091	$43,458
Net cash used in investing activities	(113,908)	(105,937)	(145,172)	(137,201)	(144,510)	(91,933)
Net cash provided by (used in) financing activities	(4,275)	12,846	16,316	33,437	228,879	(35,284)
Other Data:
Capital expenditures	$(72,636)	$(76,057)	$(97,511)	$(100,932)	$(82,762)	$(101,932)
Proceeds from sale/leasebacks	—	43,665	—	43,665	7,486	682
Pro forma interest expense(6)			73,699
Operating Data (at period end):
Screen additions	96	95		95	146	115
Screen acquisitions	48	641		641	68	—
Screen dispositions	105	71		111	86	250
Average screens-continuing operations	3,480	3,499		3,498	2,786	2,816
Attendance-continuing operations (in thousands)	145,364	149,414		197,363	158,241	151,075

Number of screens operated	3,563	3,564	3,524	2,899	2,771
Number of theatres operated	235	245	239	181	180
Screens per theatre	15.2	14.5	14.7	16.0	15.4

(1)
There were no cash dividends declared on common stock during the last three fiscal years.

(2)
The thirty-nine week periods ended January 1, 2004 and December 26, 2002 and fiscal 2003, 2002 and 2001 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. The thirty-nine week period ended January 1, 2004 includes a $1,331 loss from discontinued operations including a loss on disposition of $5,591 (net of income tax benefit of $5,100), and the thirty-nine week period ended December 26, 2002 includes a $726 loss from discontinued operations (net of income tax benefit of $500). The fifty-three week period ended January 1, 2004 includes a $1,689 loss from discontinued operations (net of income tax benefit of $5,300). Fiscal 2003 includes a $1,084 loss from discontinued operations (net of income tax benefit of $700). Fiscal 2002 includes a $6,425 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $1,500). Fiscal 2001 includes a $1,070 loss from discontinued operations (net of income tax benefit of $0).

(3)
Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950).

(4)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(5)
We acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased our size. In the Gulf States Theatres acquisition, we acquired five theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, we acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the fifty-three weeks ended April 3, 2003 are not comparable to our results for the prior fiscal years.

(6)
Pro forma interest expense has been prepared giving effect to the offering and use of net proceeds from the offering to redeem all our outstanding 2009 notes and approximately $83.4 million aggregate principal amount of our 2011 notes. Pro forma interest expense for the fifty-three weeks ended January 1, 2004 assumes that the completion of the offering and redemptions occurred on March 29, 2002.

Risks related to the industry

There are significant operating risks in the theatrical exhibition industry that affect us.

        We depend upon the availability and popularity of motion pictures.    A significant disruption in the production of motion pictures, a lack of motion pictures or poor performance of motion pictures could adversely affect our business and operating results. Our results of operations will vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres.

        We rely on distributors of the films.    We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

        Price terms of film licenses affect our results.    Film license fees are our largest operating expense. We must negotiate license fees on a film-by-film, theatre-by-theatre basis. Due to regulatory considerations, we cannot enter into long-term arrangements with distributors to ensure access to product and to set our film costs. Our results are materially affected by distributors' pricing strategies over which we have no control, and the oversupply of screens in the industry has enabled distributors to be more aggressive on pricing in recent periods. This has affected and may continue to affect the performance of some of our theatres.

        We are subject to competition, which is sometimes intense.    Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

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  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems.

        There is an industry-wide oversupply of screens.    In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there is an oversupply of screens in the North American exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

        General political, social and economic conditions can affect our attendance.    We believe that the popularity of film product generally determines box office results. However, our success also depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 26% of our revenues in fiscal 2003, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

        Digital Technology.    The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. Should the conversion process rapidly accelerate, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

        The theatrical exhibition business is seasonal.    Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is generally seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons, and our results of operations may vary significantly from quarter to quarter.

        The theatre exhibition industry is subject to regulatory restraints.    The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from those cases, to which we were not a party, bind certain major motion picture distributors and require the films of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. See "Business—Film Licensing."

Risks related to our business

Our growth strategy involves significant risks.

        Both the acquisition of existing theatre circuits and the development of new theatre locations involve significant risks.

  Risks of acquiring existing circuits and theatres.

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  Expansion requires financing.  We estimate that our gross capital expenditures will aggregate approximately $105.0 million in fiscal year 2004 and $107.0 million in fiscal year 2005. We may have to seek additional financing or issue additional shares of common or preferred stock to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

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  We must identify suitable acquisition candidates and compete with other buyers for existing circuits and theatres.  We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other exhibition companies and financial buyers when trying to acquire these candidates, and there can be no assurance that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of the foregoing, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition.

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  We may have difficulty managing growth.  Whether we continue to expand through new construction or through acquisitions, there is risk that we might not be able to effectively manage our growth or that our information or other systems might not be sufficient to accommodate such growth.

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  We may not benefit from our acquisition strategy.  In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as: the difficulty of assimilating and integrating the acquired operations and personnel into our current business; the potential disruption of our ongoing business; the diversion of management's attention and other resources; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which we have little or no experience; the potential impairment of relationships with employees; the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and the possibility that the acquired theatres do not perform as expected.

  Risks of expanding through new construction.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

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  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

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  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in North America, and at least 32 months elsewhere, from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations. As a result of the foregoing, we cannot assure you that we will be able to acquire attractive site locations or existing theatres or theatre circuits on terms we consider acceptable or that this strategy will result in improvements to our business, financial condition or profitability.

We have had significant financial losses in recent years.

        While we have reported net earnings in the thirty-nine week period ended January 1, 2004, we have reported net losses in each of the last six fiscal years. Our cumulative net losses for the period were approximately $204.0 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions. Further, approximately $164.5 million, or 53%, of our statutory surplus results from deferred tax assets which are based on net operating loss carry-forwards and other items. We must generate at least approximately $415.0 million in future taxable income to realize these deferred tax assets. If we determine that it is more likely that we will not realize the benefit of these assets, we must create an appropriate valuation allowance, which would reduce our statutory surplus. In such circumstances, our business, financial condition and results of operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Deferred Tax Assets."

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. See "Notes to Consolidated Financial Statements—Note 1—The Company and Significant Accounting Policies—Impairment of Long-lived Assets." We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter. Our impairment losses from continuing operations over this period aggregated $155.0 million. Beginning fiscal 1999 through January 1, 2004, we also incurred lease termination charges aggregating $55.0 million on older theatres that we disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to additional risks.

        We operate megaplexes in Canada, China (Hong Kong), Japan, France, Portugal, Spain and the United Kingdom. During fiscal 2003, revenues from our theatre operations outside the United States accounted for 8.1% of our total revenues. Our North American operations include megaplexes in Canada as well. There are significant differences between the theatrical exhibition industry in the United States and in these international markets. These include:

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  Fluctuating currency values.  As a result of our international operations, we have risks from fluctuating currency values. As of January 1, 2004, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease earnings before income taxes and total comprehensive earnings by approximately $1.9 million and $15.0 million, respectively. We do not currently hedge against foreign currency exchange rate risk. We do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations in the countries in which such funds are generated.

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  Consumer preferences; insufficient foreign language films.  Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in North America. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis.

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  Inability to obtain film product.  Because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Other risks associated with our foreign operations include: unexpected changes in tariffs and other trade barriers; changes in foreign government regulations; inflation; price, wage and exchange controls; reduced protection for intellectual property rights in some countries; licensing requirements; potential adverse tax consequences; and uncertain political and economic environments.

        There are also other risks that may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation. Such differences in industry structure and regulatory and trade practices may adversely affect our ability to expand internationally or to operate at a profit following such expansion.

We must comply with the ADA.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. See "Business—Legal Proceedings—United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc."

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot assure you that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see "Business—Legal Proceedings."

We are subject to environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. The loss of their services could materially adversely affect our business, financial condition, results of operations or prospects. We do not currently maintain key person life insurance on any of our key management. In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We have significant stockholders with the ability to influence our actions.

        Under agreements governing the investment in our preferred stock by the group of funds we refer to as the "Apollo Purchasers," the Apollo Purchasers have the right to elect three of the eight members of our board of directors, and if we default under our obligations under the terms of the preferred stock, the holders of that stock may appoint a majority of our board of directors until such default is cured. In addition, we may not undertake certain corporate actions without the prior approval of the Apollo Purchasers. These approval rights include, but are not limited to, limitations on our ability to:

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  amend our certificate of incorporation or bylaws;

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  create, authorize or issue any class, series or shares of capital stock;

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  pay any dividend or declare any distribution on any shares of capital stock;

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  merge, consolidate or consummate a similar transaction;

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  incur debt, including debt that would restrict our ability to pay dividends on the preferred stock, or amend or alter the material terms of any existing or future material senior debt; and

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  acquire or dispose of any material business or assets.

        As a result, if we fail to obtain the approval of the Apollo Purchasers, we may be unable to take certain actions that are otherwise favored by a majority of our board of directors.

Footnote 5 to Capitalization Table

        We expect to incur a loss on the redemption of our 2009 notes and our 2011 notes (including write-offs of unamortized issuance costs) of $14.2 million in the aggregate and would record a related tax benefit of $5.7 million resulting in an overall expected decrease in Total Stockholders' Equity of $8.5 million as adjusted for the offering.

QuickLinks

  Exhibit 99.1
Recent Developments
Summary Financial and Operating Data
Risks related to our business